Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-133184 on Form S-1 of our report dated September 25, 2006 (September 24, 2007 as to Note 4), relating to the consolidated financial statements and financial statement schedule of Neiman Marcus, Inc., appearing in the Annual Report on Form 10-K of Neiman Marcus, Inc. for the year ended July 28, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 11, 2007